                                                                      Exhibit 11


                                 LOGICON, INC.

                       COMPUTATION OF EARNINGS PER SHARE



Earnings per share of common stock including common stock equivalents, have been computed based on the following weighted average number of shares:


                                             For the Year Ended March 31
                                        -------------------------------------
                                           1997         1996         1995*
                                        ----------   ----------   -----------
Average number of shares                13,958,000   13,763,000   13,672,000
outstanding during the year

Net additional shares issuable
in connection with dilutive
stock options based upon use
of the treasury stock method
based on average market prices             314,000      446,000      532,000
                                        ----------   ----------   ----------
Average number of common shares,
including common stock equivalents      14,272,000   14,209,000   14,204,000
                                        ==========   ==========   ==========

* Earnings per share have been restated to reflect a 100% stock split effective on September 13, 1995.


Fully diluted earnings per share of common stock are omitted because there is less than 3 percent dilution in any year.